Exhibit 99.1

 Vermont Pure Holdings, Ltd. Announces Results for Three and Nine Months Ended
                                 July 31, 2004

    WILLISTON, Vt., Sept. 13 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. announced today that it will file its results for the three and nine month fiscal periods ending July 31, 2004 on Form 10-Q with the Security and Exchange Commission and will hold its quarterly conference call tomorrow.

    Sales for the third quarter ended July 31, 2004 increased 2% to $13.6 million from $13.4 during the same period in 2003. Sales for the nine months ended July 31, 2004 increased 5% to $38.7 million from $36.8 million for the same period in 2003. The increase in sales was attributable to the integration of recent acquisitions into the base business.

    Income from continuing operations was $390,000 for the fiscal third quarter of 2004 versus $420,000 in the third quarter of fiscal year 2003. Income from continuing operations was $256,000 for the first nine months of the current fiscal year compared to $859,000 in the first nine months of fiscal year 2003. The decrease in both periods was attributable to lower gross profit due to lower selling prices, a shift toward increased sales of lower margin products, and higher transportation, fuel, and insurance costs for the period.

    Net income, including income from discontinued operations, for the three months ended July 31, 2004 was $390,000, or $.02 per share, compared to net income of $566,000, or $.03 per share for the corresponding period in 2003. For the nine months ended July 31, 2004, net income was $416,000, or $.02 per share, compared to $1.2 million, or $.05 per share for the corresponding period in 2003. Net income for the nine months of 2004 included a gain on the sale of the retail segments of business, before taxes, of $353,000.

    Tomorrow's conference call will start at 10:00 A.M. (Eastern Time) and run approximately one hour. The conference can be attended by telephone by dialing 800-540-0559 in the U.S. and 785-832-1508 outside the U.S. The conference ID is VERMONT. The call can be accessed live via the Internet at http://www.companyboardroom.com. The call also will be available for replay until midnight on September 21, 2004 by dialing 888-562-3375 in the U.S. and 402-220-1134 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, http://www.vermontpure.com on the investor relations page as well as the web address listed above.

    Timothy Fallon, CEO of Vermont Pure Holdings, Ltd. will be addressing the Wall St. Analysts Forum in New York City at the Hotel Roosevelt at 11 A.M. today. Investors may register online at http://www.analyst-conference.com.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water under the Vermont Pure(R) trademark and purified with minerals added bottled water under the Crystal Rock(R) brand. It markets its bottled water brands, as well as other home and office refreshment products, to over 85,000 customers throughout New England and New York. The Company is currently executing a growth strategy to expand its home and office customer base through acquisition of smaller regional home and office bottled water and refreshment product distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS



                          VERMONT PURE HOLDINGS, LTD
                            Results of Operations

                                (Unaudited)                (Unaudited)
                            Nine Months Ended:         Three Months Ended:
                          July 31,     July 31,     July 31,     July 31,
                            2004         2003         2004         2003
    (000's $)

    Sales                  $38,735      $36,793      $13,555      $13,352

    Income from continuing
     operations               $256         $859         $390         $420

    Income from discontinued
     operations               $160         $301           $0         $146

    Net Income                $416       $1,160         $390         $566
    Add Back:
    Interest                $2,720       $3,288         $790       $1,139
    Taxes                     $284         $780         $265         $381
    Depreciation            $3,802       $3,736       $1,135       $1,248
    Amortization              $259         $126          $96          $48
    *EBITDA                 $7,481       $9,090       $2,676       $3,382

    Basic net earnings
     per share               $0.02        $0.05        $0.02        $0.03
    Diluted net earnings
     per share               $0.02        $0.05        $0.02        $0.03

    Basic Wgt. Avg.
     Shares Out. (000's)    21,476       21,267       21,519       21,283
    Diluted Wgt Avg.
     Shares Out. (000's)    21,641       21,824       21,573       21,799

    * Earnings Before Interest, Taxes, Depreciation and Amortization



SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             09/13/2004
    /CONTACT: Tim Fallon, CEO and Peter Baker, President, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126 both of Vermont Pure Holdings, LTD.; or Eugene Malone of Corporate Investors Network,
+1-888-377-9777/
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020311/VPSLOGO
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.vermontpure.com/
    (VPS)

CO:  Vermont Pure Holdings, Ltd.
ST:  Vermont
IN:  FOD FIN
SU:  ERN CCA MAV